Exhibit 95.1
KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
EXHIBIT 95.1 – MINE SAFETY DISCLOSURES

This exhibit contains the information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
The following table provides information about citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 by the federal Mine Safety and Health Administration (the "Mine Act") by the federal Mine Safety and Health Administration ("MSHA") for our mines during the year ended December 31, 2012:

Mine or Operating Name/MSHA Identification Number	Section 104 S&S citations 9(#)	Section 104 (b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b) (2) Violations (#)	Section 106 (a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Faltaltlitiesities	Received Notice of Pattern of Violations under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated DUring PerDuring Period (@#)	Legal Actions Resolved During Period (#)
1103225 Cahokia	1	—	—	—	—	$362	—	No	No	1	—	2
1103224 Kellogg	—	—	—	—	—	$200	—	No	No	—	—	—
1103140 Cora	—	—	—	—	—	$200	—	No	No	—	—	—
1518234 Grand Rivers	11	—	1	—	—	$10,130	—	No	No	2	4	4

The dollar value represents the total dollar value of all MSHA citations issued and assessed for the four terminals noted above. The value includes S&S and non-S&S citations issued during calendar year 2012. The dollar value represents citations paid, pending payment, and citations in contest as of December 31, 2012.
The MSHA citations, orders and assessments reflected above are those initially issued or proposed by MSHA. They do not reflect subsequent changes in the level of severity of a citation or order or the value of an assessment that may occur as a result of proceedings conducted in accordance with MSHA rules.
As of December 31, 2012, there were no pending legal actions before the Federal Mine Safety and Health Review Commission involving any of our mines other than actions filed under the following docket numbers (all of which are contests of citations or orders under Section 104 of the Mine Act):

1103225-Cahokia Terminal: 2011 Filings “Open” status

•	Docket LAKE 2011-995

1518234-Grand Rivers Terminal: 2012 Filings “Open” status

•	Docket KENT 2012-1562

•	Docket KENT 2012-1561

During the year ended December 31, 2012, the following legal actions before the Federal Mine Safety and Health Review Commission involving our mines were resolved:

1518234-1103225-Cahokia Terminal

•	Docket LAKE 2012-114

•	Docket LAKE 2011-624

1518234-Grand Rivers Terminal

•	Docket KENT 2012-703

•	Docket KENT 2012-704

•	Docket KENT 2012-65

•	Docket KENT 2012-154